SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2007

ENWIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51713	98-0379370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 West Pender Street, Suite 1204 Vancouver, British Columbia, Canada	V6C 1G8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 604-351-1694

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02 Termination of a Material Definitive Agreement.

In July 2002, we entered into an option agreement (the “Agreement”) with Cadre Capital (“Cadre”) to acquire an undivided 100% interest in a mineral property in British Columbia, Canada. The property, known as the Spring Lake Property (the “Property”), consists of five mining claims known as the Summer Claims 1-5 located in Lac La Hache, British Columbia. As of February 22, 2007, we terminated the Agreement in accordance with Section 4 of the Agreement, and will therefore no longer pursue exploration of the Property. (A copy of the Agreement has been previously filed with the Securities and Exchange Commission as part of our filing on Form SB-2 on October 18, 2002.)

The exploration of the Property constitutes the entire business of the Company. We were obligated to make continuing payments toward the exploration of the Property in order to retain our rights under Agreement. We have terminated the Agreement in order to avoid making further payments. We have also terminated the agreement as a result of Mr. Strickland’s resignation as director and geologist of our company, which is more fully discussed in Item 5.02 and incorporated herein by reference.

As a result of our terminating the Agreement, we currently have no business activities. Our plan of operation is to identify and evaluate other business opportunities consistent with our expertise and income needs. At the present time, we have not identified any business opportunity that management believes is consistent with our expertise and income needs.

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 18, 2007, Mr. Derrick Strickland resigned as a member of our board of directors. Mr. Strickland also resigned as our geologist in connection with supervising our exploration program. There was no known disagreement with Mr. Strickland on any matter relating to the Company’s operations, policies or practices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enwin Resources Inc.

/s/ Michael Bebek
Michael Bebek, Chief Executive Officer

Date: February 22, 2007